Exhibit 99.4
PART IV
ITEM 15. FINANCIAL STATEMENT SCHEDULE
(a)	The following documents are filed as part of this report:
1. Financial Statements
See “Index to Consolidated Financial Statements” in Part II, Item 8 hereof.
2. Financial Statement Schedules
Schedule II — Valuation and Qualifying Accounts
All other financial statement schedules are omitted because they are not required or applicable under instructions contained in Regulation S-X or because the information called for is shown in the financial statements and notes thereto.
VISTEON CORPORATION AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at	(Benefits)/			Balance
	Beginning	Charges to			at End
	of Period	Income	Deductions(a)	Other(b)	of Period
	(Dollars in Millions)
Successor — Three Months Ended December 31, 2010:
Allowance for doubtful accounts	$—	$(4)	$4	$—	$—
Valuation allowance for deferred taxes	1,485	(6)	—	(16)	1,463
Predecessor — Nine Months Ended October 1, 2010:
Allowance for doubtful accounts	$23	$3	$(2)	$(24)	$—
Valuation allowance for deferred taxes	2,238	(753)	—	—	1,485
Predecessor — Year Ended December 31, 2009:
Allowance for doubtful accounts	$37	$5	$(19)	$—	$23
Valuation allowance for deferred taxes	2,079	521	—	(362)	2,238
Predecessor — Year Ended December 31, 2008:
Allowance for doubtful accounts	$18	$1	$—	$18	$37
Valuation allowance for deferred taxes	2,102	316	—	(339)	2,079

(a)	Deductions represent uncollectible accounts charged off.

(b)	Valuation allowance for deferred taxes Represents adjustments recorded through other comprehensive income, exchange and includes other adjustments in 2009 and 2008 such as adjustments related to the Company’s U.S. residual tax liability on assumed repatriation of foreign earnings, various tax return true-up adjustments and adjustments related to deferred tax attributes adjusted for uncertain tax positions carrying a full valuation allowance, all of which impact deferred taxes and the related valuation allowances. In 2009, other also includes the transfer of the remaining U.K. tax attributes carrying a full valuation allowance to the Administrators as a result of the UK Administration and related deconsolidation in the first quarter of 2009. In 2008, other also includes the transfer of certain U.K. tax attributes carrying a full valuation allowance to Linamar Corporation in connection with the Swansea Divestiture in the third quarter of 2008.

Allowance for doubtful accounts

Other represents the revaluation of accounts receivable to fair value upon the adoption of fresh-start accounting in connection with the emergence from bankruptcy on October 1, 2010 and an increase of allowance amounts upon amendment of the European securitization in October 2008 whereby the transferor was consolidated in accordance with the requirements of accounting guidance.